Denison Mines Corp. Atrium on Bay, 595 Bay Street, Suite 402 Toronto, ON M5G 2C2 Ph. 416-979-1991 • Fx. 416-979-5893 • www.denisonmines.com
PRESS RELEASE
For release only in the United States
DENISON MINES CORP. ANNOUNCES BOUGHT DEAL
FLOW-THROUGH PRIVATE PLACEMENT
Toronto, ON — December 5, 2008... Denison Mines Corp. (“Denison” or the “Company”) (TSX: DML; NYSE - Alternext US: DNN) is pleased to announce that it has entered into an agreement in respect of a “bought-deal” private placement financing of “flow-through” shares. The private placement will consist of 10,900,000 flow-through common shares at a price of $1.10 per flow-through share for gross proceeds of $11,990,000.
The Underwriters will receive a cash commission equal to 4.25% of the aggregate gross proceeds from the financing. The closing date is expected to be on or about December 23, 2008.
Completion of the private placement is subject to receipt of all required regulatory and other approvals, including acceptance by the TSX.
The gross proceeds from the sale of flow-through common shares will be used to further advance Denison’s Canadian exploration properties.
This press release shall not constitute an offer to sell or solicitation of an offer to buy the securities in any jurisdiction. The flow-through common shares and the common shares underlying the units will not be and have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.
About Denison
Denison Mines Corp. is a premier intermediate uranium producer in North America, with mining assets in the Athabasca Basin region of Saskatchewan, Canada and the southwest United States including Colorado, Utah, and Arizona. Further, the Company has ownership interests in two of the four conventional uranium mills operating in North America today. The Company also has a strong exploration and development portfolio with large land positions in the United States, Canada, Mongolia and Zambia.
Cautionary Statements
This news release contains “forward-looking statements”, within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation concerning the business, operations and financial performance and condition of Denison.
Forward looking statements include, but are not limited to, statements with respect to estimated production; the development potential of Denison’s properties, including those of its joint ventures; the future price of uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; costs of production; capital expenditures; success of exploration activities; permitting time lines and permitting, mining or processing issues; currency exchange rate fluctuations; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.
Forward looking statements are based on the opinions and estimates of management as of the date such statements are made, and they are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Denison to be materially different from those expressed or implied by such forward-looking statements, including but not limited to risks related to: unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of uranium and vanadium; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in the completion of development or construction activities, as well as those factors discussed in or referred to under the heading “Risk Factors” in Denison’s Annual Information Form dated March 28, 2008 available at http://www.sedar.com/ and its Form 40-F available at http://www.sec.gov/. Although management of Denison has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.
There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Denison does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability. Readers should refer to the Annual Information Form and the Form 40-F of the Company for the year ended December 31, 2007 and other continuous disclosure documents filed since December 31, 2007 available at http://www.sedar.com and www.sec.gov for further information relating to their mineral resources and mineral reserves.
Contact:
Denison Mines Corp.
E. Peter Farmer
(416) 979-1991 ext. 231
Denison Mines Corp.
Ron Hochstein
(416) 979-1991 ext. 232
Denison Mines Corp.
James Anderson
(416) 979-1991 ext. 372
(416) 979-5893 (FAX)
Website: http://www.denisonmines.com